Exhibit 3.107

THIRD AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF PASCO COGEN, LTD.

This Third Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd. (this “Third Amendment”) is made and entered into as of the 15th day of July, 1993, by and among PAS POWER CO., a Florida corporation, with its principal office located at 220 East Madison Street, Tampa, Florida 33602 (“PAS”) and NCP DADE POWER INCORPORATED, a Delaware corporation, with its principal office located at 1551 North Tustin Avenue, Suite 900, Santa Ana, CA 92701 (“NDP”) as the General Partners, and DADE INVESTMENT, L.P., a Delaware limited partnership (“DIL”) and PAS as the Limited Partners. The parties hereto are sometimes referred to herein individually as “Partner” and collectively as “Partners”).

WITNESSETH:

WHEREAS, the Partners executed an Agreement of Limited Partnership of Pasco Cogen, Ltd. (the “Partnership”) as of August 28, 1991 (the “LP Agreement”);

WHEREAS, the Partners entered into a First Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd. dated as of January 15, 1992 (the “First Amendment”) and a Second Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd. dated as of October 15, 1992 (the “Second Amendment”) (the LP Agreement as amended by the First Amendment and the Second Amendment being referred to hereinafter as the “Agreement”); and

WHEREAS, the Partners wish to amend the Agreement to allocate specific management tasks to each of the general partners of the Partnership during the period that the Partnership’s cogeneration facility is operating and to establish a fixed level of compensation for the performance of such tasks by each such general partner.

NOW, THEREFORE, in light of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

2.             All references in the Agreement to the provisions of the Development and Operational Agreement shall be of no further force or effect.

3.             A new SECTION 1.62 is hereby added to the Agreement to read as follows:

“SECTION 1.62. “Agent” shall mean The Prudential Insurance Company of America, in its capacity as the agent for the institutional lenders and the bank lenders that are or may become a party to the Master Agreement and any of its successors in such capacity.”

4.             A new SECTION 1.63 is hereby added to the Agreement to read as follows:

“SECTION 1.63. “GNP Implicit Price Deflator” shall mean the Gross National Product Implicit Price Deflator as published from time to time in the United States Department of Commerce Bureau of Economic Analysis publication entitled “Survey of Current Business”; provided, however, that if such Gross National Product Implicit Price Deflator as published from time to time is unavailable, the GNP Implicit Price Deflator shall mean an index, reasonably selected by the Agent and approved by the Partnership, which approval shall not be unreasonably withheld or delayed, in substance similar thereto.”

5.             A new SECTION 1.64 is hereby added to the Agreement to read as follows:

“SECTION 1.64. “Quarterly Dates” shall mean the last Business Day (as defined in the Master Agreement) of each March, June, September and December, the first of which shall be the first such day after the Term Loan Date.”

6.             A new SECTION 1.65 is hereby added to the Agreement to read as follows:

“SECTION 1.65. “Disbursement Agreement” shall mean that certain Disbursement Agreement dated as of January 15, 1992 between the Partnership and Bankers Trust Company, in its capacity as Collateral Agent, as amended from time to time.”

7.             SECTION 8.04 of the Agreement shall be deleted and the following shall be substituted in lieu thereof:

“SECTION 8.04 Project Management. NDP and PAS shall each manage certain of the functions and responsibilities of the Partnership as is provided in SECTIONS 8.09 and 8.10 hereof, respectively. If either NDP or PAS ceases to provide its respective management functions as provided herein, then the Management Committee shall select, from time to time, one or more Persons to provide such management functions (such Persons referred to herein individually as “Project Manager” and collectively as “Project Managers”). Each such Project Manager shall be charged with such responsibilities and shall be delegated such duties as the Management Committee may direct. The Management Committee shall, subject to the provisions of any agreement pursuant to which a Project Manager has been retained, have the power to remove, from time to time, any or all of the Project Managers, and, in the discretion of the Management Committee, select one or more replacement Project Managers.”

8.             SECTION 8.09 of the Agreement shall be deleted and the following new SECTION 8.09 shall be added in lieu thereof:

“SECTION 8.09. Operational Tasks. NDP is hereby appointed to perform the operational tasks set forth on Schedule 1 attached to this Agreement, as such Schedule 1 may be amended from time to time (the “Operational Tasks”). NDP, acting in such capacity, is referred to herein as the “Operations Manager”. The Operations Manager shall perform the Operational Tasks subject to the direction and control of the Management Committee.

(a)           The Operations Manager agrees to perform the Operational Tasks in a prudent and efficient manner and in accordance with its fiduciary duties as a General Partner. Notwithstanding any provisions of this SECTION 8.09 to the contrary, the Operations Manager shall not be entitled to make any decisions or take any actions on behalf of the Partnership that require the majority vote of the Management Committee or the Limited Partners in accordance with the terms of this Agreement or that would cause a violation of any provisions of the Loan Documents. In addition, if one or more members of the Management Committee advises the Operations Manager that any decision or action required to perform an Operational Task is to be delayed pending the prior review of, and approval by, the Management Committee, then the Operations Manager shall not make such decision or take such action until a decision is made by the Management Committee.

(b)           The Operations Manager shall be responsible for all of the “Costs” that it incurs in performing the Operational Tasks and shall not be entitled to be reimbursed for any of such Costs unless the amount of such Costs is extraordinary and the reimbursement of such Costs is approved by the Management Committee. Any such extraordinary Cost reimbursement shall only be made from and to the extent of any distributions that are made to the Partnership pursuant to Section 3.5 (e) (ii) (x) (D) of the Disbursement Agreement. For purposes of this SECTION 8.09, the term “Costs” shall include labor, overhead, travel and any other direct out-of-pocket costs incurred in connection with the performance of the Operational Tasks, but shall not include any third party or out-of-pocket costs that are not incurred in connection with the performance of the Operational Tasks, including by way of example and not by way of limitation, any costs for legal and consulting advice for the Partnership, which excluded costs shall be reimbursed by the Partnership, subject, however, to the limitations contained in the Loan Documents.

(c)           Except as is otherwise provided in clause (b) of this SECTION 8.09 with respect to the potential reimbursement by the Partnership of extraordinary costs incurred by the Operations Manager from and to the extent of any distributions made to the Partnership pursuant to Section 3.5 (e) (ii) (x) (D) of the Disbursement Agreement, the sole compensation to which the Operations Manager will be entitled each year for the performance of the Operational Tasks (and for the Costs incurred in the performance thereof) shall be the payment of the Fixed Annual Fee as provided in SECTION 8.12 hereof.

(d)           NDP shall serve as the Operations Manager for a term which shall begin on the date of the execution hereof and shall continue until the earlier to occur of: (i) the liquidation of the Partnership; (ii) the removal for cause of, or the resignation of, NDP as the Operations Manager; (iii) the receipt of written notice from the Partnership to the Operations Manager, with or without cause, if requested by the Agent, any time after an “event of default” (or any similar event, however worded) under any of the Loan Documents; and (iv) upon NDP failing to be a General Partner.”

9.             SECTION 8.10 of the Agreement shall be deleted and the following new SECTION 8.10 shall be added in lieu thereof:

“SECTION 8.10. Administrative Tasks. PAS is hereby appointed to perform the administrative tasks set forth on Schedule 2 attached to this Agreement, as such Schedule 2 may be amended from time to time (the “Administrative Tasks”). PAS, acting in such capacity, is referred to herein as the “Administrative Manager”. The Administrative Manager shall perform the Administrative Tasks subject to the direction and control of the Management Committee.

(a)           The Administrative Manager agrees to perform the Administrative Tasks in a prudent and efficient manner and in accordance with its fiduciary duties as a General Partner. Notwithstanding any provisions of this SECTION 8.10 to the contrary, the Administrative Manager shall not be entitled to make any decisions or take any actions on behalf of the Partnership that require the majority vote of the Management Committee or the Limited Partners in accordance with the terms of this Agreement or that would cause a violation of any provisions of the Loan Documents. In addition, if one or more members of the Management Committee advises the Administrative Manager that any decision or action required to perform an Administrative Task is to be delayed pending the prior review of, and approval by, the Management Committee, then the Administrative Manager shall not make such decision or take such action until a decision is made by the Management Committee.

(b)           The Administrative Manager shall be responsible for all of the “Costs” that it incurs in performing the Administrative Tasks and shall not be entitled to be reimbursed for any of such Costs unless the amount of such Costs is extraordinary and the reimbursement of such Costs is approved by the Management Committee. Any such extraordinary Cost reimbursement shall only be made from and to the extent of any distributions that are made to the Partnership pursuant to Section 3.5 (e) (ii) (x) (D) of the Disbursement Agreement. For purposes of this SECTION 8.10, the term “Costs” shall include labor, overhead, travel and any other direct out-of-pocket costs incurred in connection with the performance of the Administrative Tasks, but shall not include any third party or out-of-pocket costs that are not incurred in connection with the performance of the Administrative Tasks, including by way of example and not by way of limitation, any costs for legal, auditing and tax advice for the Partnership, which excluded costs shall be reimbursed by the Partnership, subject, however, to the limitations contained in the Loan Documents.

(c)           Except as is otherwise provided in clause (b) of this SECTION 8.10 with respect to the potential reimbursement by the Partnership of extraordinary costs incurred by the Administrative Manager from and to the extent of any distributions made to the Partnership pursuant to Section 3.5 (e) (ii) (x) (D) of the Disbursement Agreement, the sole compensation to which the Administrative Manager will be entitled each year for the performance of the Administrative Tasks (and for the Costs incurred in the performance thereof) shall be the payment of the Fixed Annual Fee as provided in SECTION 8.12 hereof.

(d)           PAS shall serve as the Administrative Manager for a term which shall begin on the date of the execution hereof and shall continue until the earlier to occur of: (i) the liquidation of the Partnership; (ii) the removal for cause of, or the resignation of, PAS as the Administrative Manager; (iii) the receipt of written notice from the Partnership to the Administrative Manager, with or without cause, if requested by the Agent, any time after an “event of default” (or any similar event, however worded) under any of the Loan Documents; and (iv) PAS failing to be a General Partner.”

10.           A new SECTION 8.12 is hereby added to the Agreement to read as follows:

“SECTION 8.12. Fixed Annual Fee.

(a)           During such calendar year or portion thereof as NDP serves as the Operations Manager in accordance with SECTION 8.9 hereof, NDP shall be paid the Fixed Annual Fee. During such calendar year or portion thereof as PAS serves as the Administrative Manager, PAS shall be paid the Fixed Annual Fee.

(b)           As of the Term Loan Date, the amount of the Fixed Annual Fee shall be the sum of One Hundred Seventy-Five Thousand Dollars ($175,000). The Fixed Annual Fee shall be increased or decreased each January 1st following the Term Loan Date in accordance with the increase or the decrease in the GNP Implicit Price Deflator for the prior calendar year. For any partial calendar year, the Fixed Annual Fee shall be determined by multiplying the amount of the Fixed Annual Fee by a fraction, the numerator of which is the total number of days in such calendar year that the Administrative Manager or the Operations Manager, as the case may be, has performed the Administrative Tasks or the Operational Tasks hereunder and the denominator of which is 365.

(c)           The Fixed Annual Fee shall be paid in four equal quarterly installments. Subject to the provisions of clauses (d) through (g) below, such installments of the Fixed Annual Fee shall be paid on each Quarterly Date.

(d)           Notwithstanding anything contained herein to the contrary, for the period that begins on the Term Loan Date and ends on January 1, 1994, the payment of the Fixed Annual Fee may only be made out of funds properly in the Borrower’s Account in accordance with Section 5.03 of the Master Agreement and Section 3.5 (e) (ii) (x) of the Disbursement Agreement. Further, to the extent that any quarterly installment of the Fixed Annual Fee during any calendar year exceeds an amount equal to one half of one percent (.5%) of the gross operating revenue of the Partnership during the three (3) month period ending on the immediately preceding Quarterly Date (the “Prior Quarter”), the payment of such excess amount shall be deferred and may only be paid as provided in clauses (f) or (g) below. The amount of such unpaid excess, plus any other excess amounts that were not paid on any previous Quarterly Dates, less any payments that were made with respect to any such unpaid excess amounts is referred to herein as the “Deferred Amount.”

(e)           Interest shall accrue on the Deferred Amount at an annual rate equal to the prime lending rate announced from time to time by Bankers Trust Company from the date such payment is due through the date of payment. Any such interest outstanding is referred to herein as the “Deferred Amount Interest.”

(f)            Except as otherwise provided in clause (g) below, the payment of any Deferred Amount and any Deferred Amount Interest may only be made out of funds that are properly in the Borrower’s Account in accordance with Section 5.03 of the Master Agreement and Section 3.5 (e) (ii) (x) of the Disbursement Agreement.

(g)           If, on a Quarterly Date, the amount that is equal to one half of one percent (.5%) of the gross operating revenue of the Partnership during the Prior Quarter exceeds the amount of the Fixed Annual Fee due on such Quarterly Date (the “Positive Excess”), the Operations Manager and the Administrative Manager shall each be paid their respective Deferred Amount but only up to the amount of the Positive Excess.

11.           Except as modified by this Third Amendment, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed as of the date first above written.

GENERAL PARTNERS

NCP DADE POWER INCORPORATED

WITNESS:

/s/ Roger R. DeVito	By:	/s/ Donald D. McKechnie
Name: Roger R. DeVito		Donald D. McKechnie
President

WITNESS:

/s/ Alan Brent
Name: Alan Brent

PAS POWER CO.
WITNESS:

/s/ Roger R. DeVito	By:	/s/ E. Elliott White
Name: Roger R. DeVito		E. Elliott White
Executive Vice President

WITNESS:

/s/ Alan Brent
Name: Alan Brent

LIMITED PARTNERS

DADE INVESTMENT, L.P.

	BY:	NCP DADE POWER INCORPORATED
its General Partner

WITNESS:

/s/ Roger R. DeVito	By:	/s/ Donald D. McKechnie
Name: Roger R. DeVito		Donald D. McKechnie
President
WITNESS:

/s/ Alan Brent
Name: Alan Brent

PAS POWER CO.
WITNESS:

/s/ Roger R. DeVito	By:	/s/ E. Elliott White
Name: Roger R. DeVito		E. Elliott White
Executive Vice President

WITNESS:

/s/ Alan Brent
Name: Alan Brent

SCHEDULE 1 - OPERATIONAL TASKS

1.             Plant budget compilation.

2.             Plant improvements sensitivity analysis.

3.             Field oversight.

4.             Close-out of the EPC Contract.

5.             Warranty administration.

6.             Weekly operational reports.

7.             Monthly operations and maintenance reports.

8.             Interface with manufacturers.

9.             Compliance with FERC requirements, including the filing of all necessary reports.

10.           Permit compliance.

11.           Technical interface with Florida Power Corporation.

12.           Interface with the Independent Engineer.

13.           Spare parts inventory control.

14.           Oversight of Stewart & Stevenson Operations Inc.

15.           Schedule major overhauls and repairs.

SCHEDULE 2 - ADMINISTRATIVE TASKS

1.             Operating Budget compilation.

2.             Invoice processing.

3.             Accounting and cost reporting.

4.             Financial analysis and reporting.

5.             Billing and tracking for Florida Power Corporation.

6.             Insurance Administration.

7.             County, state and Federal tax reports and tax returns.

8.             Partnership books and records.

9.             Compliance with all reporting and other requirements under the project documents, including all of the documentation required under the Disbursement Agreement for the disbursement of funds.

10.           Oversight of gas nominations and imbalance tracking.

11.           Steam invoices and reconciliations.

12.           Tracking of Florida Public Service Commission.

13.           Tracking of FERC developments.

14.           Interface with Lykes Pasco, Inc.

15.           Local community interface and public relations.

16.           Interface with The Prudential Insurance Company of America.